Exhibit 21.1

Subsidiaries of the Registrant

Legal Name of Subsidiary	Jurisdiction of Organization
Zemenik LLC	Russia
Headhunter FSU Ltd	Cyprus
Headhunter LLC	Russia
100 Rabot TUT LLC	Belarus
100 Rabot AZ LLC	Azerbaijan
Headhunter KZ LLC	Kazakhstan
Headhunter LLC	Ukraine